                           EXHIBIT 4-K

             PREFERRED SECURITIES GUARANTEE AGREEMENT

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             PREFERRED SECURITIES GUARANTEE AGREEMENT


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                  Dated as of __________, 1995



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             PREFERRED SECURITIES GUARANTEE AGREEMENT


This GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of _____________, 1995, is executed and delivered by Southern Union Company, a Delaware corporation (the "Guarantor"), and _____________________________________________________, as trustee
(the "Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred
Securities (as defined herein) of Southern Union Financing [   ],
a Delaware statutory business trust (the "Issuer").

WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of __________, 1995, among the trustees of the Issuer named therein, the Guarantor as Sponsor and the holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing on the date hereof $__________ aggregate stated liquidation amount of Preferred Securities designated the ____% Trust Originated Preferred Securities (the "Preferred Securities");

WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Guarantee Agreement, to pay to the Holders of the Preferred Securities the Guarantee Pay-ments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Common Securities Guarantee Agreement") in substantially identical terms to this Guarantee Agreement for the benefit of the holders of the Common Securities (as defined herein) except that if an Event of Default (as defined in the Indenture (as defined herein)), has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments under the Common Securities Guarantee are subordinated to the rights of Holders of Preferred Securities to receive Guarantee Payments under this Guarantee Agreement.

NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders.


                          ARTICLE I
                 DEFINITIONS AND INTERPRETATION

SECTION 1.1.  Definitions and Interpretation

In this Guarantee Agreement, unless the context otherwise requires:

     (a) Capitalized terms used in this Guarantee Agreement but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

     (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

     (c)  all references to "the Guarantee Agreement" or "this
          Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

     (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

     (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires; and

     (f) a reference to the singular includes the plural and vice versa.

"Affiliate" has the same meaning as given to that term in Rule
405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

"Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

"Covered Person" means any Holder of Preferred Securities.

"Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement.

"Guarantee Payments" means the following payments or distribu-tions, without duplication, with respect to the Preferred Securi-ties, to the extent not paid or made by the Issuer: (i) any accrued and unpaid Distributions (as defined in the Declaration) that are required to be paid on such Preferred Securities to the extent the Issuer shall have funds available therefore, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price") to the extent the Issuer has funds available therefor, with respect to any Pre-ferred Securities called for redemption by the Issuer, and (iii) upon a voluntary or involuntary dissolution, winding-up or termi-nation of the Issuer (other than in connection with the distribu-tion of Debentures to the Holders in exchange for Preferred Securities as provided in the Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution"). If an event of default under the Indenture has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the Common Securities Guarantee Agreement are subordinated to the rights of Holders of Preferred Securities to receive Guarantee Payments.

"Holder" shall mean any holder, as registered on the books and records of the Issuer of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

"Indemnified Person" means the Preferred Guarantee Trustee, any
Affiliate of the Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, represen-tatives or agents of the Preferred Guarantee Trustee.

"Indenture" means the Indenture dated as of April __, 1995, among the Guarantor (the "Debenture Issuer") and The Chase Manhattan Bank, N. A., as trustee and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Debenture Issuer are to be issued to the Property Trustee of the Issuer.

"Majority in liquidation amount of the Securities" means, except as provided by the Trust Indenture Act, a vote by Holder(s) of Preferred Securities, voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Preferred Securities.

"Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

     (a)  a statement that each officer signing the Officers'
          Certificate has read the covenant or condition and the definition relating thereto;

     (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

     (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

     (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

"Person" means a legal person, including any individual, corpora-tion, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

"Preferred Guarantee Trustee" means Wilmington Trust Company until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Pre-ferred Guarantee Trustee.

"Responsible Officer" means, with respect to the Preferred Guar-antee Trustee, the chairman of the board of directors, the presi-dent, any vice-president, any assistant vice-president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Preferred Guarantee Trustee customarily per-forming functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

"Successor Preferred Guarantee Trustee" means a successor Pre-ferred Guarantee Trustee possessing the qualifications to act as Preferred Guarantee Trustee under Section 4.1.

"Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.


                           ARTICLE II
                      TRUST INDENTURE ACT

SECTION 2.1.  Trust Indenture Act; Application.

     (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions; and

     (b) if and to the extent that any provision of this Guaran-tee Agreement limits, qualifies or conflicts with the duties imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control;

SECTION 2.2.  Lists of Holders of Securities.

     (a) The Guarantor shall provide the Preferred Guarantee Trustee with a list, in such form as the Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Preferred Securi-ties ("List of Holders") as of such date, (i) within 14 days after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Preferred Guarantee Trustee provided that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Guarantee Trustee by the Guarantor. The Preferred Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

     (b) The Preferred Guarantee Trustee shall comply with its obligations under Section 311(a), 311(b) and Section
          312(b) of the Trust Indenture Act.

SECTION 2.3.  Reports by the Preferred Guarantee Trustee.

Within 60 days after May 15 of each year, the Preferred Guarantee Trustee shall provide to the Holders of the Preferred Securities such reports as are required by Section 313 of the Trust Inden-ture Act, if any, in the form and in the manner provided by Sec-tion 313 of the Trust Indenture Act. The Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4.  Periodic Reports to Preferred Guarantee Trustee.

The Guarantor shall provide to the Preferred Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5.  Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

SECTION 2.6.  Events of Default; Waiver.

The Holders of a Majority in liquidation amount of Preferred Securities may, by vote, on behalf of the Holders of all of the Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7.  Event of Default; Notice

     (a) The Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Preferred Securities, notices of all Events of Default known to the Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Preferred
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Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive com-mittee, or a trust committee of directors and/or Responsible Officers of the Preferred Guarantee Trustee in good faith deter-mines that the withholding of such notice is in the interests of the Holders of the Preferred Securities.

     (b) The Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Preferred Guar-antee Trustee shall have received written notice, or a Responsi-ble Officer charged with the administration of the Declaration shall have obtained written notice, of such Event of Default.

SECTION 2.8   Conflicting Interests

The Declaration shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture
Act.


                          ARTICLE III
                   POWERS, DUTIES AND RIGHTS OF
                   PREFERRED GUARANTEE TRUSTEE

SECTION 3.1.  Powers and Duties of the Preferred Guarantee
              Trustee.

     (a) This Guarantee Agreement shall be held by the Preferred Guarantee Trustee for the benefit of the Holders of the Preferred Securities, and the Preferred Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder of Preferred Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Preferred Guarantee Trustee on acceptance by such Successor Preferred Guarantee Trustee of its appointment to act as Successor Pre-Preferred Guarantee Trustee. The right, title and interest of the Preferred Guarantee Trustee shall auto-matically vest in any Successor Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Guarantee Trustee.

     (b) If an Event of Default has occurred and is continuing, the Preferred Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders of the Preferred Securities.

     (c) The Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall under-undertake to perform only such duties as are specifi-cally set forth in this Guarantee Agreement, and no im-plied covenants shall be read into this Guarantee Agreement against the Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agree-ment, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     (d) No provision of this Guarantee Agreement shall be con-strued to relieve the Preferred Guarantee Trustee from liability for its own negligent action, its own negli-negligent failure to act, or its own willful miscon-duct, except that:

          (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                (A) the duties and obligations of the Preferred Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guar-antee Agreement, and no implied covenants or obligations shall be read into this Guaran-tee Agreement against the Preferred Guaran-tee Trustee; and

                (B) in the absence of bad faith on the part of the Preferred Guarantee Trustee, the Pre-ferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Preferred Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Declaration;

          (ii) the Preferred Guaranty Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Preferred Guarantee Trustee, unless it shall be proved that the Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

          (iii) the Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee, or exercising any trust or power con-ferred upon the Preferred Guarantee Trustee under this Guarantee Agreement; and

          (iv) no provision of this Guarantee Agreement shall require the Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred Guarantee Trustee shall have reasonable grounds for be-lieving that the repayment of such funds or lia-bility is not reasonably assured to it under the terms of this Guarantee Agreement or adequate in-demnity against such risk or liability is not reasonably assured to it.

SECTION 3.2.  Certain Rights of Preferred Guarantee Trustee.

     (a)  Subject to the provisions of Section 3.1:

          (i) The Preferred Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, deben-ture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or pre-sented by the proper party or parties.

          (ii) Any direction or act of the Guarantor contem-plated by this Guarantee Agreement shall be suf-ficiently evidenced by a Direction or an Officers' Certificate.

          (iii) Whenever, in the administration of this Guaran-tee Agreement, the Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the ab-sence of bad faith on its part, request and rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly de-livered by the Guarantor.

          (iv) The Preferred Guarantee Trustee shall have no duty to see to any recording, filing or regis-tration of any instrument (or any rerecording, refiling or registration thereof).

          (v) The Preferred Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protec-tion in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of com-petent jurisdiction.

          (vi) The Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, un-less such Holder shall have provided to the Pre-ferred Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable per-son in the position of the Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such rea-sonable advances as may be requested by the Pre-ferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

          (vii) The Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certifi-cate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

          (viii) The Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

          (ix) Any action taken by the Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Preferred Securities, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effec-tive to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Preferred Guarantee Trustee's or its agent's taking such action.

          (x) Whenever in the administration of this Guarantee Agreement the Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Preferred Guarantee Trustee (i) may request instructions from the Holders of the Preferred Securities,
                 (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in acting in accordance with such in-structions.

     (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Pre-ferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Pre-ferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3.  Not Responsible for Recitals or Issuance of
              Guarantee.

The recitals contained in this Guarantee shall be taken as the statements of the Guarantor, and the Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee Agreement.


                        ARTICLE IV
               PREFERRED GUARANTEE TRUSTEE

SECTION 4.1.  Preferred Guarantee Trustee; Eligibility.

     (a)  There shall at all times be a preferred Guarantee
          Trustee which shall:

          (i)  not be an Affiliate of the Guarantor; and

          (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Inden-ture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corpora-tion publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its com-bined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in
          Section 4.2(c).

     (c) If the Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Sec-tion 310(b) of the Trust Indenture Act, the Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2.  Appointment, Removal and Resignation of Preferred
              Guarantee Trustees.

     (a)  Subject to Section 4.2(b), the Preferred Guarantee
          Trustee may be appointed or removed without cause at any time by the Guarantor.

     (b) The Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(b) until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument exe-cuted by such Successor Preferred Guarantee Trustee and delivered to the Guarantor.

     (c) The Preferred Guarantee Trustee appointed to office shall hold office until a Successor Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Guarantee Trustee may resign from office (without need for prior or subse-quent accounting) by an instrument in writing executed by the Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by instru-ment in writing executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Guarantee Trustee.

     (d) If no Successor Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Preferred Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Preferred Guaran-tee Trustee.


                            ARTICLE V
                            GUARANTEE

SECTION 5.1.  Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 5.2.  Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3.  Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the release or waiver, by operation of law or other-wise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

     (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that re-sults from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);

     (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securi-ties, or any action on the part of the Issuer granting indulgence or extension of any kind;

     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bank-ruptcy, assignment for the benefit of creditors, reor-ganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

     (e) any invalidity of, or defect or deficiency in the Pre-ferred Securities;

     (f) the settlement or compromise of any obligation guaran-teed hereby or hereby incurred; or

     (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circum-stances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4.  Rights of Holders.

     (a) The Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Preferred Guaran-tee Trustee under this Guarantee Agreement.

     (b) If the Preferred Guarantee Trustee fails to enforce this Guarantee Agreement, any Holder of Preferred Securities may, after a period of 30 days has elapsed from such Holder's written request to the Preferred Guarantee Trustee to enforce this Guarantee Agreement, institute a legal proceeding directly against the Guar-antor to enforce its rights under this Guarantee Agree-ment, without first instituting a legal proceeding against the Issuer, the Preferred Guarantee Trustee or any other Person.

SECTION 5.5.  Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection.

SECTION 5.6.  Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders of Preferred Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall
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not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7.  Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.


                           ARTICLE VI
             LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1.  Limitation of Transactions.

So long as any Preferred Securities remain outstanding, the Guarantor will not, and will cause any subsidiary of the Guar-antor which is not a wholly-owned subsidiary of the Guarantor not to, declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquida-tion payment with respect to, any of its capital stock, or make any guarantee payments with respect thereto, if at such time (i) the Guarantor shall be in default with respect to its Guarantee Payments or other obligations hereunder, or (ii) there shall have occurred any event of default under the Indenture; provided that, however, the foregoing restriction does not apply to any stock dividends paid by the Guarantor where the dividend stock is of the same class as that of the stock held by the recipients of the dividend.

SECTION 6.2.  Ranking.

This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock.


                           ARTICLE VII
                           TERMINATION

SECTION 7.1.  Termination.

This Guarantee Agreement shall terminate upon (i) full payment of the Redemption Price of all Securities, (ii) upon the distribu-tion of the Debentures to the Holder's of all of the Preferred Securities or (iii) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.


                          ARTICLE VIII
                        INDEMNIFICATION

SECTION 8.1.  Exculpation.

     (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

     (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts perti-nent to the existence and amount of assets from which Distribu-tions to Holders of Preferred Securities might properly be paid.

SECTION 8.2.  Indemnification.

     (a) To the fullest extent permitted by applicable law, the Guarantor shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner such Indemni-fied Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by this in accordance with this Guarantee Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negli-gence or willful misconduct with respect to such acts or omissions.

     (b) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemni-fied Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Guarantor prior to the final disposi-tion of such claim, demand, action, suit or proceeding upon receipt by the Guarantor of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 8.2(a).


                      ARTICLE IX
                     MISCELLANEOUS

SECTION 9.1.  Successors and Assigns.

All guarantees and agreements contained in this Guarantee
Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the bene-fit of the Holders of the Preferred Securities then outstanding.

SECTION 9.2.  Amendments.

Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of at least 66-2/3% in liquida-tion amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Preferred Securities. The provisions of Section 12.2 of the Declaration with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 9.3.  Notices.

All notices provided for in this Guarantee Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

     (a) If given to the Preferred Guarantee Trustee, at the Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Preferred Guarantee Trustee may give notice of to the Holders of the Pre-ferred Securities):

               [                                       ]

     (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Pre-ferred Securities):

               Southern Union Company
               504 Lavaca Street, Suite 800
               Austin, Texas  78701

     (c) If given to any Holder of Preferred Securities, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4.  Benefit.

This Guarantee Agreement is solely for the benefit of the Holders of the Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.

SECTION 9.5.  Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND
INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                Southern Union Company



                                By:_________________________
                                   Name:
                                   Title:


                                [                           ]
                                as Preferred Guarantee Trustee



                                By:__________________________
                                   Name:
                                   Title: